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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Direct Parent(s)	Ownership		Jurisdiction of Incorporation
BioMarin/Genzyme LLC	Genzyme Corporation	50%		Delaware
Genzyme Europe B.V.	Imtix SangStat (Switzerland) GmbH	100%		The Netherlands
Genzyme Flanders BVBA	Genzyme International Holdings Limited SangStat Luxembourg S.à.r.l.	99.9 0.1	% %	Belgium
Genzyme GmbH	Genzyme Europe B.V.	100%		Germany
Genzyme International Holdings Limited	SangStat Luxembourg S.à.r.l.	100%		Republic of Ireland
Genzyme Ireland Limited	Genzyme International Holdings Limited	100%		Republic of Ireland
Genzyme Limited	Genzyme Corporation	100%		United Kingdom
Genzyme Securities Corporation	Genzyme Corporation	100%		Massachusetts
Genzyme Pharmaceuticals AG	SangStat Luxembourg S.à.r.l.	100%		Switzerland
Genzyme Polyclonals S.A.S.	SangStat Medical, LLC SangStat Atlantique S.A.S.	1 99	% %	France
Genzyme Therapeutic Products Limited Partnership	Genzyme Therapeutic Products Corporation Genzyme Therapeutic Products LLC	1 99	% %	Massachusetts
Genzyme Therapeutic Products Corporation	Genzyme Corporation	100%		Massachusetts
Genzyme Therapeutic Products LLC	Genzyme Corporation	100%		Delaware
Imtix SangStat (Switzerland) GmbH	SangStat Luxembourg S.à.r.l.	100%		Switzerland
SangStat Atlantique S.A.S.	SangStat Medical, LLC	100%		France
SangStat Luxembourg S.à.r.l.	Genzyme Luxembourg S.à.r.l.	100%		Luxembourg

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SUBSIDIARIES OF THE REGISTRANT